Investments
Productivity
Improvement
Real Growth, Mix
and Price >
Material Cost
Increase
2007
YTD
Comp & Benefits
2006
YTD
$487
FX and
Other
$533
Components of Q1-Q3 Growth
($30)
($14)
($25)
$55
$60

At 9.5%, Adj. EBITDA short of 10% growth plan for 2007.

Combination of Investments and Other (net of FX) has already hit full-year expected negative of $38 million.

“Other” has been more of a negative than expected, consisting of other inflationary impacts and overspend in some areas.
 Cost savings remain on track to hit full year $75mm target.
 Expect to fall somewhat short of 10% annual target on increased raw material costs due to higher-than-expected crude oil.